Exhibit 10.7

FEDERAL HOME LOAN BANK

of ATLANTA

August 20, 2002

Ms. Marian M. Lucia

19 Wyndmoor Drive

Convent Station, New Jersey 07960-4633

Dear Ms. Lucia:

We are pleased to offer you the position of Senior Vice President and Chief Information Officer with the Federal Home Loan Bank of Atlanta.

As was discussed, certain arrangements concerning your employment are outlined below.

1.	Title: Senior Vice President, Chief Information Officer; reports to President and Chief Executive Officer.

2.	Effective Date: September 30, 2002.

3.	Annual Base Salary: $225,000.

4.	Annual Incentive Opportunity: Calculated for Plan Year 2002 based on the achievement of certain Corporate goals and approved by the Board of Directors, as outlined in the attached materials. Minimum, target and maximum opportunities are established at 15%, 30%, and 40%, respectively calculated on the actual base salary amount earned during the period of your employment in 2002. Incentive payments are subject to certain discretionary criteria, which are included in attached materials.

5.	Medical, Dental, and Life Insurance Coverage: Employer-subsidized premiums consistent with current employee benefits programs. (See enclosed information.)

6.	Annual Leave: 21 days per year, pro-rated from date of employment.

7.	Retirement Plan: Graded two-to-five year vesting schedule. Current benefits formula is 2.5 times length of service times high 3-year average salary. Normal retirement age is 65; optional forms of retirement benefits are available.

8.	401(k) Plan: May contribute up to 40% of regular base salary, subject to IRS limitations. Contributions are matched up to 6%. A graded matching schedule provides for a 25% match on employee contributions in the first year of employment, a 50% match in second year, a 75% match in third year, and a 100% match beginning in the fourth year of employment.

1475 Peachtree St., NE  |  Atlanta, GA 30309  |  800.536.9650  |  404.888.8000  |  www.fhlbatl.com

Ms. Marian R. Lucia

August 20, 2002

9.	Benefits Equalization Plan: Participation upon exceeding certain IRS compensation limits for defined contribution and defined benefits plans. Participation eligibility is subject to Board of Directors discretion. Explanatory materials arc included.

10.	Voluntary Compensation Deferral Program: Participants may defer a fixed percentage of regular base pay or annual incentive compensation to a specified future date. Explanatory materials are included.

11.	Severance: Severance payment for Bank-initiated separation without cause will be twelve months base salary, plus a pro-rated share of incentive payout opportunity calculated at a minimum achievement level.

12.	Relocation Arrangements: Bank will engage third-party provider to purchase current home at market value to be determined by multiple appraisals of property, or to initiate cash equity advance of an agreed-upon percentage of market value of the home to use towards purchase of a home in Atlanta area. Bank will pay all fees associated with this arrangement to third-party provider, including registered real estate agent’s commission on sale of New Jersey property, as well as fees for interest on equity advance, inventory costs on home until sold, and direct fees and costs. (Note: estimated value of benefit may range from $45,000 to $80,000 based on various factors). Additionally, a relocation reimbursement allowance of $35,000 is provided for certain expenses associated in relocating to Atlanta such as shipment of household goods and multiple house hunting or visitation trips. Additionally, temporary housing and rental vehicle will be provided at Bank expense based on specific needs, for up to six months from date of employment. Taxable, non-deductible relocation benefits awarded will be grossed up at Bank expense.

Bank policy requires that acceptance of relocation benefits as described above requires total repayment by employee to Bank of the amount of total fees paid to third party relocation provider should employee voluntarily terminate employment during first twelve months in position. Policy requiring repayment of other relocation benefits described above (up to $35,000) will be waived if separation occurs during first twelve months.

13.	Paid Sick Leave: Sick leave is paid at 100% up to six months leave. For medical leave six months in duration or longer, long-term disability insurance coverage is provided with current coverage ratio of 65% of base salary, up to a $25,000 monthly cap.

14.	Financial Planning Assistance: Personal financial planning services are cumulatively reimbursed up to a maximum lifetime cap of $15,000 throughout the duration of your employment with the Bank.

Enclosed is a summary of the benefits available to you as an employee of the Bank, including medical, dental, life insurance, retirement, 401(k), and other benefits. Included as part of the benefits package is a flexible benefits program called “SelectPlan,” which allows you to choose those benefit options best suited to your needs. You will be provided an allowance of benefit credits, based on your annual base salary and your age, called “SelectPlan Dollars” which are used toward the

Ms. Marian R. Lucia

August 20, 2002

purchase of these benefits. This program will be further discussed with you when your employment commences.

This offer is contingent upon the Bank’s obtaining satisfactory reports from references, background checks and pre-hire assessment process. Additionally, this offer is contingent upon approval by the Board of Directors.

The copy of this letter contains a Statement of Agreement for you to sign and return at your earliest convenience.

I am pleased to have you as a member of the Bank’s staff and hope that your association with the Bank is mutually satisfactory in the years ahead.

Yours truly,

/s/ Raymond R. Christman
Raymond R. Christman
President & Chief Executive Officer

Enclosures

STATEMENT OF AGREEMENT

I agree to accept employment with the Federal Home Loan Bank of Atlanta subject to the arrangements and conditions set forth herein.

/s/ Marian M. Lucia
Marian M. Lucia

8/22/2002
Date